SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 Amendment No. 2

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: February 27, 2001
                        (Date of earliest event reported)


                             VINA Technologies, Inc.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





        Delaware                       0-31093                  77-0432782
----------------------------       ----------------             ----------
(State or Other Jurisdiction        (Commission              (I.R.S. Employer
     of Incorporation)              File Number)          Identification Number)


    39745 Eureka Drive, Newark, CA                           94560
    -------------------------------                          -----
(Address of principal executive offices)                   (Zip Code)


                                 (510) 492-0800
                         (Registrant's telephone number,
                              including area code)

     Item 2. Acquisition or Disposition of Assets.

     Item 2 of the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2001 and amended May 14, 2001, is hereby amended and restated in its entirety as follows.

     On February 27, 2001, Woodwind Communications Systems, Inc. ("Woodwind"), a Delaware corporation, was merged with and into WCS Acquisition Subsidiary, Inc. ("Merger Subsidiary"), a Delaware corporation and wholly owned subsidiary of VINA Technologies, Inc. ("VINA"), pursuant to the Agreement and Plan of Merger, dated as of October 30, 2000, among VINA, Merger Subsidiary and Woodwind (the "Merger Agreement"). The merger of Woodwind with and into Merger Subsidiary (the "Merger") became effective at the time of filing of a certificate of merger with the Delaware Secretary of State on February 27, 2001 (the "Effective Time"). As of the Effective Time, (i) Woodwind ceased to exist; (ii) Merger Subsidiary remained a wholly owned subsidiary of VINA and changed its name to Woodwind Communications Systems, Inc.; (iii) each share of Woodwind series A preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.142636 of a share of common stock, $.0001 par value, of VINA ("VINA Common Stock"); (iv) each share of Woodwind series B preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.148500 of a share of VINA Common Stock; (v) each share of Woodwind series C preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive 0.173206 of a share of VINA Common Stock and $0.720500 in cash; and (vi) each share of Woodwind common stock was converted into the right to receive 0.142636 of a share of VINA Common Stock. The cash portion of the purchase price was provided from VINA's existing cash balances.

     In addition, at the Effective Time, each option to purchase Woodwind common stock outstanding immediately prior to the Effective Time and held by an employee, director or consultant of Woodwind was converted into options to purchase VINA Common Stock. VINA assumed each such outstanding Woodwind stock option in accordance with the respective terms of Woodwind's 1999 Stock Option Plan and Woodwind's 2000 Stock Option Plan, as applicable, and the stock option agreement by which it is evidenced. By virtue of the assumption by VINA of such Woodwind stock options, from and after the Effective Time: (i) each Woodwind stock option assumed by VINA my be exercised solely for VINA Common Stock; (ii) the number of shares of VINA Common Stock subject to each such Woodwind stock option is equal to the number of shares of Woodwind Common Stock subject to such Woodwind stock option immediately prior to the Effective Time multiplied by 0.142636, rounded down to the nearest whole number of shares of VINA Common Stock; and (iii) the per share exercise price for each such VINA stock option is equal to the quotient obtained by dividing the exercise price per share of such stock option immediately prior to the Effective Time by 0.142636, rounded up to the nearest whole cent. Pursuant to the Merger Agreement, on the Closing Date VINA placed approximately 338,000 of the shares of VINA Common Stock to be issued to the former Woodwind stockholders pursuant to the Merger in escrow as security for any losses VINA incurs or reasonably anticipates incurring by reason of breaches by Woodwind of covenants, representations or warranties contained in the Merger Agreement.

     The former stockholders of Woodwind are receiving approximately 4.15 million shares of VINA Common Stock in the Merger (including shares placed in escrow). In addition, the Woodwind series C preferred stockholders are receiving approximately $7.5 million in cash. VINA's assumption of Woodwind's outstanding stock options would, if fully vested and exercised, result in the issuance of an additional approximately 1.1 million shares of VINA Common Stock.

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for as a purchase under the requirements of Accounting Principles Board Opinion No. 16.

     Woodwind is a leading provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland.

     The foregoing description of the Merger Agreement is qualified in its entirety to the full text of such Merger Agreement, a copy of which has been previously filed as an exhibit to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2001 and which is incorporated herein by reference.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     Item 7 of the Registrant's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2001 and amended May 14, 2001, is hereby amended and restated in its entirety as follows:

     (a) Financial Statements of Business Acquired.

         Woodwind Communications Systems, Inc.
         -------------------------------------

         Report of Independent Accountants

         Audited Balance Sheets as of December 31, 2000 and 1999

         Audited Statements of Operations for the years ended December 31, 2000 and 1999

         Audited Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 2000 and 1999

         Audited Statements of Cash Flows for the years ended December 31, 2000 and 1999

         Audited Notes to Financial Statements


     (b) Unaudited Pro Forma Financial Information

         Unaudited Pro Forma Condensed Combining Balance Sheet as of December 31, 2000

         Unaudited Pro Forma Condensed Combining Statement of Operations for the year ended December 31, 2000

         Notes to Unaudited Pro Forma Condensed Combining Financial Statements

                        Report of Independent Accountants


To Board of Directors and Stockholders
Woodwind Communications Systems, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flow present fairly, in all material respects, the financial position of Woodwind Communications Systems, Inc., (the Company) at December 31, 2000 and 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

McLean, Virginia
June 22, 2001

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.

                                  BALANCE SHEETS



                                                                                               December 31,
                                                                                    -----------------------------------
                                                                                          2000               1999
                                                                                    ----------------- -----------------

                                     ASSETS

Current assets:
  Cash and cash equivalents ........................................................   $  8,318,513    $  1,914,776
  Accounts receivable, net of allowance of $68,788 in 2000 .........................         33,648           1,972
  Inventory ........................................................................        228,779         108,316
  Prepaid and other current assets .................................................        213,824          46,216
                                                                                       ------------    ------------
         Total current assets ......................................................      8,794,764       2,071,280

Property and equipment, net ........................................................        681,426         163,539
Other assets .......................................................................         80,000          80,000
                                                                                       ------------    ------------
         Total assets ..............................................................   $  9,556,190    $  2,314,819
                                                                                       ============    ============

                  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
                         STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable .................................................................   $    522,535    $    118,978
  Accrued expenses .................................................................        583,053         219,136
                                                                                       ------------    ------------
         Total current liabilities .................................................      1,105,588         338,114
                                                                                       ------------    ------------

Commitments and contingencies

Mandatorily redeemable preferred stock:
Series A, B and C Preferred stock, $0.01 par value; 20,195,478 shares
   authorized; 19,962,500 and 6,767,022 shares issued and outstanding ..............     18,217,147       3,348,801

Stockholders' deficit:
  Common stock, $0.01 par value; 20,000,000 shares authorized;
   6,623,371 and 4,646,229 shares issued and outstanding ...........................         66,234          46,462
  Additional paid-in capital .......................................................             --         204,801
  Deferred compensation ............................................................       (300,985)       (253,986)
  Accumulated deficit ..............................................................     (9,531,794)     (1,369,373)
                                                                                       ------------    ------------
         Total stockholders' deficit ...............................................     (9,766,545)     (1,372,096)
                                                                                       ------------    ------------
         Total liabilities, mandatorily redeemable preferred .......................   $  9,556,190     $ 2,314,819
            stock and stockholders' deficit                                            ============    ============




                  The accompanying notes are an integral part
                         of these financial statements.

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS





                                                Year Ended December 31,
                                            --------------------------------
                                                  2000              1999
                                            ----------------  --------------

Revenues:
  Product sales ............................   $   216,066    $    12,500
  Consulting services ......................            --        131,829
  Other ....................................         5,336          2,735
                                               -----------    -----------
         Total revenues ....................       221,402        147,064

Cost of revenues:
  Product sales ............................     1,756,998         10,565
  Consulting services ......................            --         87,112
                                               -----------    -----------
         Total cost of revenues ............     1,756,998         97,677
                                               -----------    -----------
         Gross (loss) profit ...............    (1,535,596)        49,387

Operating expenses:
  Selling, general and administrative ......     3,661,780        660,068
  Research and development .................     2,682,595        768,071
  Amortization of deferred compensation ....       263,938         32,254
  Depreciation and amortization ............       176,784          8,686
                                               -----------    -----------

Loss from operations .......................    (8,320,693)    (1,419,692)

Other income (expense):
   Interest income .........................       287,884         56,002
   Interest expense ........................       (24,117)        (5,683)
                                               -----------    -----------

Net loss ...................................    (8,056,926)    (1,369,373)

Accretion of redeemable preferred stock ....      (522,660)       (93,128)
                                               -----------    -----------

Net loss attributable to common stockholders   $(8,579,586)   $(1,462,501)
                                               ===========    ===========




                  The accompanying notes are an integral part
                         of these financial statements.

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT





                                                 Common Stock         Additional                                         Total
                                            -----------------------    Paid-in        Deferred       Accumulated     Stockholders'
                                              Shares       Amount      Capital      Compensation       Deficit          Deficit
                                            -----------  ---------- ------------- ---------------- --------------- ----------------

Balance, December 31, 1998                     105,000   $  10,500  $     68,020  $            -    $      82,361   $      160,881
Owner's distributions                                -           -             -               -          (87,609)         (87,609)
Extinguishment of S-Corporation shares        (105,000)    (10,500)      (68,020)              -            5,248          (73,272)
Issuance of C-Corporation shares             4,555,895      45,559        27,713               -                -           73,272
Issuance cost relating to preferred stock            -           -       (56,468)              -                -          (56,468)
Accretion of redeemable preferred stock              -           -       (93,128)              -                -          (93,128)
Exercise of stock options                        8,979          90           358               -                -              448
Deferred compensation                                -           -       286,240        (286,240)               -                -
Amortization of deferred compensation                -           -             -          32,254                -           32,254
Non-cash stock-based compensation               81,355         813        40,086               -                -           40,899
Net loss                                             -           -             -               -       (1,369,373)      (1,369,373)
                                            -----------  ---------- ------------- ---------------- --------------- ----------------
Balance, December 31, 1999                   4,646,229   $  46,462  $    204,801  $     (253,986)  $   (1,369,373) $    (1,372,096)
                                            ===========  ========== ============= ================ =============== ================

Issuance cost relating to preferred stock            -           -      (179,930)              -                -         (179,930)
Accretion of redeemable preferred stock              -           -      (417,165)              -         (105,495)        (522,660)
Exercise of stock options                    1,977,142      19,772        81,357               -                -          101,129
Deferred compensation                                -           -       310,937        (310,937)               -                -
Amortization of deferred compensation                -           -             -         263,938                -          263,938
Net loss                                             -           -             -               -       (8,056,926)      (8,056,926)
                                            -----------  ---------- ------------- ---------------- --------------- ----------------
Balance, December 31, 2000                   6,623,371   $  66,234  $          - $      (300,985)  $   (9,531,794) $    (9,766,545)
                                            ===========  ========== ============= ================ =============== ================




                  The accompanying notes are an integral part
                         of these financial statements.

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS






                                                                                  2000              1999
                                                                            ----------------   ---------------

Cash flows from operating activities:
  Net loss .................................................................   $ (8,056,926)   $ (1,369,373)
  Adjustment to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization expense .............................        176,784           8,686
         Equity based compensation .........................................             --          40,899
   Amortization of deferred compensation ...................................        263,938          32,254
    Conversion of interest costs to Series A Preferred Stock ...............             --           5,673
      Provision for sales returns and doubtful accounts ....................         68,788              --
      Provision for inventory valuation ....................................      1,535,259              --
         Net changes in assets and liabilities:
         Accounts receivable ...............................................       (100,464)         (1,972)
         Inventory .........................................................     (1,655,722)       (108,316)
         Prepaid and other current assets ..................................       (167,608)       (126,216)
     Accounts payable and accrued expenses .................................        767,474         214,498
                                                                               ------------    ------------
          Net cash used in operating activities ............................     (7,168,477)     (1,303,867)
                                                                               ------------    ------------

Cash flows from investing activities:
  Purchases of property and equipment ......................................       (694,671)       (171,437)
                                                                               ------------    ------------
          Net cash used in investing activities ............................       (694,671)       (171,437)
                                                                               ------------    ------------

Cash flows from financing activities:
  Borrowings on convertible notes payable ..................................             --         250,000
  Issuance of common stock .................................................        101,129             448
  Short term borrowing, net of repayment ...................................             --              --
  Distributions to owners ..................................................             --         (87,609)
  Issuance of redeemable preferred stock (net of issuance costs) ...........     14,165,756       2,943,532
                                                                               ------------    ------------
          Net cash provided by financing activities ........................     14,266,885       3,106,371
                                                                               ------------    ------------

Net increase in cash and cash equivalents ..................................      6,403,737       1,631,067

Cash and cash equivalents at the beginning of period .......................      1,914,776         283,709
                                                                               ------------    ------------

Cash and cash equivalents at the end of period .............................   $  8,318,513    $  1,914,776
                                                                               ============    ============

Supplemental disclosure of cash flow information: Non-cash investing and financing activities:
   Conversion of notes payable to Series A Preferred Stock .................   $         --    $    255,673
                                                                               ============    ============
   Accretion of mandatorily redeemable preferred stock .....................   $    522,660    $     93,128
                                                                               ============    ============



                  The accompanying notes are an integral part
                         of these financial statements.

                      WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Business

     Woodwind Communications Systems, Inc. (the Company) was founded and incorporated as an S Corporation in the State of Maryland in September 1995. On August 22, 1999, the outstanding interests in Woodwind Communications Systems, Inc. were converted into shares of common stock of Woodwind Communications Systems, Inc., a C Corporation, in a manner proportionate to each S Corporation shareholder's percentage interest.

     The Company provides turnkey product engineering services and telecommunications products solving the economics of integrated voice, Internet, and data services for small businesses. The Company's products offer a service intelligent Integrated Access Gateway providing a broad range of network infrastructure technologies and flexibility for service providers. Two integrated access devices were released to production and sold to customers in 2000.

     The Company's prospects are subject to risks and uncertainties encountered by companies in a rapidly evolving market. These risks include the failure of the Company to successfully obtain consumer acceptance of the Company's products and services through its marketing efforts, as well as other risks and uncertainties.

2. Summary of Significant Accounting Policies

     Basis of Presentation
     ---------------------

     The accompanying financial statements have been prepared on the accrual basis of accounting and include the accounts of Woodwind Communications Systems, Inc.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

     Revenue Recognition
     -------------------

     The Company's revenue is derived from the sale of products, consulting services and network services. The Company recognizes revenue on the sale of its products when a valid purchase order is received, delivery has occurred, collection is probable and no significant obligations remain related to the installation and performance of support services.

     The Company provides consulting services, including network planning, design, and integration services, under time-and-material type contracts and recognizes revenue as services are performed and costs are incurred.


                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


     Cash Equivalents
     ----------------

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments and a certificate of deposit.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments, which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash equivalents are held in a money market account and certificate of deposit at a national financial institution. The Company has not experienced any losses on its cash and cash equivalents.

     Inventory
     ---------

     Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method.

     Property and Equipment
     ----------------------

     Property and equipment are recorded at cost. Depreciation is calculated under the straight-line method over the estimated useful lives of the assets which range from three to five years.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment is present, the assets are recorded at the lower of carrying or fair value. No such impairments have been identified to date.

     Income Taxes
     ------------

     The Company accounts for income taxes by utilizing the asset and liability method. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.


                                    Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


     Stock Compensation
     ------------------

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and complies with the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", for stock options granted to non-employees. Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire stock.

     Research and Development Costs
     ------------------------------

     The Company expenses all research and development as incurred.

3. Property and Equipment

     Property and equipment consists of the following at December 31:

                                                     2000          1999
                                                 ------------  ------------

Computer equipment & software ..................   $ 888,239    $ 174,337
Furniture and fixtures .........................      11,154       30,385
                                                   ---------    ---------
                                                     899,393      204,722
Less:  Accumulated depreciation and amortization    (217,967)     (41,183)
                                                   ---------    ---------
Inventory, net .................................   $ 681,426    $ 163,539
                                                   =========    =========

For the years ended December 31, 2000 and 1999, depreciation expense was $176,784 and $8,686, respectively.

4. Notes Receivable

     During 2000, the Company issued three promissory loans in the amount of $76,436 to key employee personnel for the exercise of their vested options. The balance of these notes is included in other assets at December 31, 2000. The notes were payable over 3-years and carried an interest rate of 6.2%. The total balance of the notes plus accrued interest was repaid in March 2001.

5. Inventories

                                  2000           1999
                             -------------   ------------

Raw materials .............   $ 1,330,246    $   108,316
Finished goods ............       433,792             --
Reserve for obsolescence ..    (1,535,259             --
                              -----------    -----------
Inventory, net ............   $   228,779    $   108,316
                              ===========    ===========


     During 2000, the Company increased its reserve for obsolescence by $1,535,259. The increase is related to rapid technology changes and decline in market demand.


                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


6. Debt Obligations

     Notes Payable
     -------------

     On May 10, 1999, the Company obtained financing under nine bridge loan agreements, which aggregated to $250,000 with interest rates at 10% per annum. On August 16, 1999, the holders of bridge loans agreed to convert the principal and all accrued interest into 767,022 shares of Series A Preferred Stock of the Company in full satisfaction of the outstanding balances of $255,673.

     Line of Credit
     --------------

     On December 8, 1999, the Company entered into an agreement with a bank which provides for a $300,000 revolving line of credit for working capital purposes and a $500,000 term loan for the acquisition of property and equipment with an interest rate of prime plus 0.5% and 1.0%, respectively. The Company borrowed $414,558 under the term loans. The agreement expired in November 2000 and all borrowings under the agreement were repaid.

7. Commitments and Contingencies

     Leases
     ------

     In November 1999, the Company entered into a five-year lease agreement to rent office space in Maryland under an operating lease arrangement. Future payments under this arrangement are as follows:

        Year ending December 31,              Amount
        -----------------------           --------------

                  2001                    $      194,041
                  2002                           199,863
                  2003                           205,859
                  2004                           193,880
                                          ---------------
                                          $      793,643
                                          ===============

     Rent expense for the years ended December 31, 2000 and 1999, was $188,040 and $31,040, respectively.

     In March 2000, the Company entered into a software license agreement with Telogy Networks for incorporation into the Company's Clarinet product. Telogy Networks is partially owned by a member of the Company's Board of Directors. The total commitment over two years is $294,000. During 2000, $195,000 was charged to operations.

                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


     In September 2000, the Company entered into a software license commitment with Data Connection Limited. The Company agreed to pay a fixed fee of $170,000 for the license rights. During 2000, $170,000 was charged to research and development expenses. At December 31, 2000, $110,000 was included in accrued expenses.

8. Income Taxes

     From inception through August 22, 1999, Woodwind Communications, Inc. recorded no provision for income taxes since it was incorporated as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of Woodwind Communications, Inc. were allocated their proportionate share of Woodwind Communications, Inc.'s taxable losses. On August 22, 1999, the outstanding interests in Woodwind Communications, Inc. were converted into shares of common stock of Woodwind Communications, Inc., a C-Corporation, in a manner proportionate to each S-Corporation shareholder's percentage interest.

     Deferred income taxes consist of the following amounts at December 31:

                                   ----------------------------
                                        2000            1999
                                   ------------   -------------

Net operating loss carryforwards   $ 2,750,000    $   358,000
Deferred compensation ..........       114,000         12,000
R&D credit carryforward ........       112,000          5,000
Inventory reserve ..............       593,000             --
Accrued expenses ...............       184,000             --
Other ..........................         7,000          1,000
                                   -----------    -----------

Net deferred tax assets ........     3,760,000        376,000
Valuation allowance ............    (3,760,000)      (376,000)
                                   -----------    -----------
                                   $        --    $        --
                                   ===========    ===========

     The Company provides deferred taxes for temporary differences between the book and tax basis of assets and liabilities. A full valuation allowance has been recorded against the deferred tax assets as of December 31, 2000 and 1999 because in management's judgment it is more likely than not that all or a portion of the deferred tax asset will not be realized.

     As of December 31, 2000, the Company has net operating loss carryforwards of approximately $7,100,000. These carryforwards expire in 2019. The Company's ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests, due to certain provisions of the Internal Revenue Code of 1986.


                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


     The provision for income taxes differed from that which would be computed by applying the U.S. Federal income tax rate to income before income taxes as follows:

                                           Year Ended December 31,
                                        -------------------------------
                                             2000             1999
                                        --------------   --------------

     Federal tax at statutory rate            (34.0)%          (34.0)%
     State tax, net of federal benefit         (4.6)            (4.6)
     Changes in valuation allowance            39.9             39.1
     R&D credit                                (1.3)            (0.5)
                                        --------------   --------------
     Provision for income taxes                  --%              --%
                                        ==============   ==============

9. Stock Option Plans

     During 1999, the Company approved the 1999 Stock Option Plan (the Plan), under which a total of 4,675,361 incentive stock options and non-qualified stock options were authorized for grant to the Company's employees and certain other persons in accordance with the terms of the Plan. Total available options under the plan were increased to 6,175,361 during 2000. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan are exercisable into shares of the Company's common stock upon vesting and expire ten years after the date of grant. The stock options generally vest over a period of three years. Prior to the Plan, stock options were granted under the 1998 Stock Option Plan, which vested over a four-year period. During 1999, the 1998 plan was canceled and all options granted under that plan were canceled and reissued under the 1999 Plan. The 1999 Plan provides for immediate vesting of 50% upon a change in control of the Company, as defined.

     A summary of stock option activity is as follows:

                                                                 Weighted-
                                                                 Average
                                                                 Exercise
                                                   Number        Price
                                                   of            Per
                      1998 Plan                    options       Share
     ----------------------------------------    -----------   ------------

     Balance at December 31, 1998                         --         --
       Granted                                       594,006       $.46
       Canceled                                      594,006        .46
                                                -------------
     Balance at December 31, 1999                         --         --
                                                =============
     Exercisable                                          --         --
                                                =============


                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


                    1999 Plan
     ----------------------------------------

     Balance at December 31, 1998                         --          --
       Granted                                     2,189,006        $.08
       Exercised                                      (8,979)        .05
       Canceled                                      (89,695)        .46
                                                -------------
     Balance at December 31, 1999                  2,090,332         .08

       Granted                                     2,410,500         .15
       Exercised                                  (1,977,142)        .05
       Canceled                                     (316,860)        .11
                                                -------------
     Balance at December 31, 2000                  2,206,830         .16
                                                =============
     Exercisable at December 31, 2000                618,849        $.15
                                                =============

     The Company estimated the fair value of the underlying common stock on the date of grant was in excess of the exercise price for some of the options granted during 2000 and 1999. As a result, the Company recorded deferred compensation of $310,937 and $286,240 for the years ended December 31, 2000 and 1999, respectively. These amounts were recorded as a reduction to stockholders' equity and are being amortized over the option vesting period. For the years ended December 31, 2000 and 1999, the Company recognized $263,938 and $32,254, respectively of stock compensation expense related to these options. At December 31, 2000, the outstanding options of the Company have a weighted-average contractual life of 9.07 years.

     On September 9, 1999, the Company issued warrants with an estimated fair value of $3,400 to purchase 20,000 shares of common stock at an exercise price of $0.17 per share in exchange for certain advisory services through September 2001. No option or other equity instruments were issued to non-employees during 2000.

     For disclosure purposes, the fair value of each employee option grant is estimated on the date of grant using a minimum value model. The assumptions included in the Company's fair value calculations are as follows: zero dividends; zero volatility; risk free rate of 5.0% and 6.0% and expected live of 3 years.

     Had the Company determined compensation costs for stock option awards in accordance with SFAS No.123 "Accounting for Stock-Based Compensation", the Company's pro forma net loss before accretion would have been approximately $8,112,363 and $1,405,928 for the years ended December 31, 2000 and 1999, respectively. Compensation cost calculated under the fair value approach is recognized over the vesting period of the respective stock options.

10. Mandatorily Redeemable Convertible Preferred Stock and Capital Structure

     On August 10, 1999, the Company issued 6,767,022 shares of Series A convertible preferred stock. The bridge loans of $250,000 plus accrued interest of $5,673 were converted into 767,022 shares at $0.33 per share and 6,000,000 shares issued for $0.50 per share through private placement. The proceeds were


                                   Continued

                     WOODWIND COMMUNICATIONS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


     $3,000,000 before offering costs of $56,468, which were charged to additional paid in capital. On August 4, 2000, the Company issued 2,786,000 shares at $0.75 per share of mandatorily redeemable Series B convertible preferred stock. The proceeds were $2,089,567 before offering costs of $39,662, which were charged to additional paid in capital. On August 21, 2000, the Company issued 10,409,478 shares at $1.18 per share of mandatorily redeemable Series C convertible preferred stock. The proceeds were $12,256,119 before the offering costs of $140,268, which were charged to additional paid in capital.

     Each outstanding share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into one share of the Company's common stock. Each share of preferred stock will automatically convert upon a public offering of the Company's common stock.

     Each holder of preferred stock has voting rights equal to the shares of common stock into which they may be converted. The holders of Series A, Series B and Series C shares are entitled to receive accruing dividends at the rate $0.03, $0.045, and $0.071 per share respectively to be paid on common stock per annum, if declared. The dividends are cumulative whether or not earned or declared. The dividends are cumulative whether or not earned or declared.

     At any time following the fifth, sixth, and seventh anniversaries of the issuance of the Series A, Series B and Series C preferred stock, the holders may require the Company to repurchase 33.33%, 50%, and 100% of the outstanding preferred stock. The redemption price for Series A, Series B and Series C is equal to original per share plus any accrued dividends.

     Upon the liquidation, dissolution, or winding up of the Company, the Series A, Series B and Series C preferred stockholders are entitled to receive, prior to and in preference to any distribution made to other stockholders, a liquidation preference equal to $0.50, $0.75, and $1.18 per share plus all accruing dividends not yet paid.

11. Employee Benefit Plan

     On December 31, 1999, the Company adopted a 401(k) Plan and Profit Sharing Plan (the "Plan"). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants must be 18 years of age and may make voluntary contributions to the Plan of up to 15% of their compensation not to exceed the federally determined maximum allowable contribution. Employees become eligible to participate in the Plan at the date of hire. The Company at its discretion may contribute to the Plan. Participants vest in the Company's contributions at a rate of 20% per year after two years of service. No contributions to the Plan were made by the Company during the periods presented.

12. Subsequent Event

     On February 27, 2001, the Company merged with VINA  Technologies and became
WCS   Acquisition   Subsidiary,   Inc.,  a  wholly  owned   subsidiary  of  VINA
Technologies.

         VINA Technologies, Inc.
         -----------------------

         Unaudited Pro Forma Condensed Combining Balance Sheet as of December 31, 2000

         Unaudited Pro Forma Condensed Combining Statement of Operations for the year ended December 31, 2000

         Notes to Unaudited Pro Forma Condensed Combining Financial Statements

                             VINA Technologies, Inc.
              Unaudited Pro Forma Condensed Combining Balance Sheet
                             As of December 31, 2000
                                 (in thousands)


                                                      VINA          Woodwind      Pro Forma
                                                  Technologies,  Communications     Merger              Pro Forma
                                                      Inc.        Systems, Inc.  Adjustments  Notes        VINA
ASSETS

Current assets:

  Cash and cash equivalents ......................   $   7,740    $   8,319    $  (7,500)           9    $   8,559
  Short-term investments .........................      36,759           --           --                    36,759
  Accounts receivable, net .......................       5,243           33           --                     5,276
  Inventories ....................................       1,973          229           --                     2,202
  Prepaid expenses and other .....................       2,649          214           --                     2,863
                                                     ---------    ---------    ---------                 ---------
      Total current assets .......................      54,364        8,795       (7,500)                   55,659
Property and equipment, net ......................       4,096          681           --                     4,777
Other assets .....................................          76           80           --                       156

Intangible assets, net ...........................          --           --       38,592            4       38,592
                                                     ---------    ---------    ---------                 ---------
      Total assets ...............................   $  58,536    $   9,556    $  31,092                 $  99,184
                                                     =========    =========    =========                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...............................   $   8,536    $     523    $      --                 $   9,059
  Accrued compensation and related benefits ......       2,588          282           --                     2,870
  Accrued warranty ...............................         686           --           --                       686

  Other current liabilities ......................       1,897          301          601            2        2,799
                                                     ---------    ---------    ---------                 ---------
      Total current liabilities ..................      13,707        1,106          601                    15,414
                                                     ---------    ---------    ---------                 ---------
Deferred income taxes ............................          --           --        1,966           11        1,966
                                                     ---------    ---------    ---------                 ---------

Mandatorily redeemable convertible preferred stock          --       18,217      (18,217)           3           --
                                                     ---------    ---------    ---------                 ---------

Stockholders' equity:

  Common stock ...................................           3           66          (65)        1, 3            4

  Additional paid-in capital .....................     144,708           --       42,643     1,3,5,10      187,351

  Deferred stock compensation ....................     (26,386)        (301)        (287)        3, 5      (26,974)

  Accumulated other comprehensive income .........          48           --           --                        48

  Accumulated deficit ............................     (73,544)      (9,532)        4,451        3, 6      (78,625)
                                                     ---------    ---------    ---------                 ---------

      Total stockholders' equity (deficit) .......      44,829       (9,767)      46,742                    81,804
                                                     ---------    ---------    ---------                 ---------
      Total liabilities and stockholders' equity .   $  58,536    $   9,556    $  31,092                 $  99,184
                                                     =========    =========    =========                 =========


         See notes to pro forma condensed combining financial statements

                             VINA Technologies, Inc.
         Unaudited Pro Forma Condensed Combining Statement of Operations
                      For the Year Ended December 31, 2000
                    (in thousands, except per share amounts)



                                                                                  Woodwind       Pro Forma
                                                                 VINA          Communications      Merger                 Pro Forma
                                                          Technologies, Inc.    Systems, Inc.   Adjustments   Notes         VINA

Net revenue ...............................................   $ 32,078            $    221             --                 $ 32,299

Cost of revenue ...........................................     19,240               1,757             --                   20,997
 (excluding stock-based compensation)                         --------            --------       --------                 --------

Gross profit ..............................................     12,838              (1,536)            --                   11,302
 (excluding stock-based compensation)                         --------            --------       --------                 --------

Costs and expenses:
  Research and development ................................     12,609               2,683             --                   15,292
    (excluding stock-based compensation)
  Selling, general and administrative .....................     21,124               3,838             --                   24,962
    (excluding stock-based compensation)

  Stock-based compensation ................................     24,169                 264       $   (101)       8          24,332

  Amortization of intangible assets .......................         --                  --         10,181        7          10,181
                                                              --------            --------       --------                 --------
      Total costs and expenses ............................     57,902               6,785         10,080                   74,767
                                                              --------            --------       --------                 --------
Loss from operations ......................................    (45,064)             (8,321)       (10,080)                 (63,465)

Interest income (expense), net ............................      1,732                 264             --                    1,996
                                                              --------            --------       --------                 --------
Net loss ..................................................    (43,332)             (8,057)       (10,080)                 (61,469)
                                                              --------            --------       --------                 --------

Accretion of redeemable convertible preferred stock .......         --                (523)           523       12              --
                                                              --------            --------       --------                 --------
Net loss attributable to common stockholders ..............   $(43,332)           $ (8,580)      $ (9,557)                $(61,469)
                                                              ========            ========       ========                 ========
Net loss per share, basic and diluted .....................     ($2,63)                                                   ($  2.98)
                                                              ========                                                    ========
Shares used in computation, basic and diluted .............     16,467                              4,149        1          20,616
                                                              ========                           ========                 ========


         See notes to pro forma condensed combining financial statements

                             VINA Technologies, Inc.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

1. ACQUISITION

     On February 27, 2001, the Company completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Under the terms of the merger agreement, the Company acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing approximately 4.15 million shares of Company common stock. The Company assumed Woodwind's outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional approximately 1.1 million shares of the Company's common stock.

2. PRO FORMA ADJUSTMENTS

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

     The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition, which was accounted for as a purchase, was completed as of December 31, 2000. The aggregate purchase price, and approximately $600,000 of costs directly attributable to the completion of the acquisition, have been allocated to the assets and liabilities acquired. The allocation of the purchase price among the identifiable intangible assets was based on estimates of the fair market value of those assets. As a result, $5.1 million was allocated to purchased in-process technology, which has not yet reached technological feasibility and does not have alternative future uses. This amount has been charged to the company's operations in accordance with accounting principles generally accepted in the United States of America in the quarter ended March 31, 2001.

     To prepare the pro forma unaudited condensed combining statements of operations, the VINA condensed consolidated statement of operations for the year ended December 31, 2000 has been combined with the condensed statement of operations of Woodwind for the year ended December 31, 2000. This method of combining the companies is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition, with no retroactive restatement.

     The unaudited pro forma condensed combining statement of operations for the year ended December 31, 2000 reflect the Woodwind transaction as if it had taken place on January 1, 1999, and does not include the one-time charge of $5.1 million for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge is included in the actual condensed consolidated statement of operations of VINA in the quarter ended March 31, 2001.

     The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of VINA and Woodwind.

     The unaudited pro forma condensed combining financial statements have been prepared on the basis of assumptions described in the notes hereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Woodwind based upon independent estimates of fair value. Below is a table of the total purchase price and purchase price allocation used for the purposes of the pro forma condensed combining balance sheet (in thousands):

Cash Consideration                  $ 7,500
Common Stock                         39,465
Options Assumed                       2,591
Acquisition Expenses                    601
                                  ---------
Total Purchase Price                $50,157
                                    =======


Purchase Price Allocation:                         Economic
 Fair market value of net tangible                   Life
                                                     ----
 assets acquired of Woodwind at
 December 31, 2000                       $8,450

Intangible assets acquired:
  Workforce-In-Place                      1,236       3
  Tradename                                 346       4
  Core technology                         3,022       4
  Current technology                        310       4
  In-process technology                   5,081
  Goodwill                               33,678       4
  Deferred tax liabilities              (1,966)
                                        ------
                                       $50,157
                                       =======


     VINA recorded a one-time charge of $5.1 million in the first quarter of 2001 for purchased in-process technology related to a development project that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process development effort, or any material sub-component, had no alternative future use was reached in consultation with VINA and Woodwind managements.

     The development projects, both the ClariNet and the Piccolo are software intensive network edge products. Both projects are based on the same integrated access gateway ("IAG") platform. ClariNet is capable of providing end users with Centrex like features and can operate as a PBX replacement. In addition, ClariNet scales in multiples of 4, to a total of 12 voice lines, and can be stacked to provide coverage to 24 standard voice lines. Piccolo is a lower cost alternative aimed at offices that do not need a robust feature set for future expansion and provides eight voice ports and one 10/100 Mbps Ethernet port, but retains the distributed central office architecture of the ClariNet.
Additionally, the Company is in the process of enhancing the ClariNet and Piccolo products with next generation software that would give the products voice over internet protocol ("VoIP") capabilities as well as ATM enhancements, enhanced reliability and new features. Development of ClariNet and Piccolo will utilize the same software platform. At the time of acquisition, estimated costs to complete the development of both products was expected to be an additional $1.1 million. Management expects that products being developed will become available for sale in fiscal 2001; however, no assurances can be given. VINA will begin to benefit from the acquired research and development related to these products once it begins shipping. Costs incurred on the projects after the acquisition date through March 31, 2001 is approximately $250,000. Failure to reach successful completion of these projects could result in impairment of the goodwill associated with the acquisition and could require the Company to accelerate the time period over which the goodwill is being amortized, which could have a material adverse effect on the Company's business, financial condition or results of operations.

     Significant assumptions have been used to determine the value of in-process technology, including the following. First, an income approach that focuses on the income producing capability of the acquired technology, and best represents the present value of the future economic benefits which we expected to derive from them. Second, we forecast net cash flows that we expected might result from the development effort, using projections prepared by VINA's management. Third, a discount rate of 25% was used, based upon the estimated weighted average rate of return for Woodwind, which is consistent with the implied transaction discount rate. Fourth, we added a premium of 35% for the in-process technology, after discounting to reflect the additional risk of the in-process technology.

     In accordance with Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," the Company recorded the intrinsic value, measured as the difference between the grant price and fair market value on the acquisition consummation date, of unvested options assumed in the acquisition as deferred stock compensation. Such deferred stock compensation, which aggregated $588,000, is recorded as a separate component of stockholders' equity and will be amortized over the vesting term of related options.

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

(1) To reflect the issuance of approximately 4.15 million shares of VINA common stock ($0.0001 par value) to the holders of the Woodwind Communications Systems, Inc. outstanding stock.

(2) To record the transaction fees directly attributable to the acquisition.

(3) To eliminate Woodwind stockholders' equity.

(4) To record goodwill and other intangibles such as workforce, tradename and core and current technologies identified in the purchase price allocation of the acquisition.

(5) To record deferred stock compensation on the intrinsic value of unvested options assumed.

(6) To reflect the reduction in retained earnings for the one-time charge of $5.1 million for purchased in-process technology identified in the purchase price allocation.

(7) To record the amortization of acquired intangible assets on a straight-line basis over estimated useful lives ranging from three to four years of $10.2 million.

(8) To record the amortization of deferred stock compensation over the vesting period of options assumed.

(9) To record cash consideration of $7.5 million paid in the transaction.

(10) To record the fair value of options exchanged in the transaction.

(11) To record deferred income tax liabilities generated from the acquisition.

(12) To eliminate accretion on Woodwind's equity instruments which were eliminated in (3) above.

     (c) Exhibits.

     2.1 Agreement and Plan of Merger dated as of October 30, 2000, by and among the Registrant, VINA Technologies, Inc., WCS Acquisition Subsidiary, Inc. and Woodwind Communications Systems, Inc. (previously filed).

     23.1 Consent of Independent Accountants

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



     Dated: June 28, 2001

                             VINA Technologies, Inc.


     By /s/                   STANLEY E. KAZMIERCZAK
        ------------------------------------------------------------------
                             Stanley E. Kazmierczak
                   Vice President and Chief Financial Officer